Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-118261 of Whiting Petroleum Corporation on Form S-1 of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Whiting Petroleum Corporation’s method of accounting for asset retirement obligations) relating to the financial statements of Whiting Petroleum Corporation as of December 31, 2003 and 2002 and the three years ended December 31, 2003, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

October 15, 2004